UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                )

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Deciphera Pharmaceuticals, Inc.
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Deciphera Pharmaceuticals, Inc.

500 Totten Pond Road

6th Floor

Waltham, MA 02451

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2018 Annual Meeting of Stockholders of Deciphera Pharmaceuticals, Inc. will be held on May 16, 2018, at 3:00 P.M. Eastern Time, at offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210. The purpose of the meeting is the following:

    1.            to elect three directors, James A. Bristol, Ph.D., Michael J. Ross, Ph.D. and Michael D. Taylor, Ph.D.to serve as Class I directors until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal;

    2.            to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018; and

    3.            to transact such other business as may properly come before the meeting and at any adjournments or postponements thereof.

The proposal for the election of directors relates solely to the election of Class I directors nominated by the Board of Directors of Deciphera Pharmaceuticals, Inc.

Only Deciphera Pharmaceuticals, Inc. stockholders of record at the close of business on March 19, 2018, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials, or Notice, instead of a paper copy of our proxy materials and our 2017 Annual Report on Form 10-K. The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2017 Annual Report on Form 10-K. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials and the 2017 Annual Report on Form 10-K by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you are able to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting, by submitting your proxy via the Internet at the address listed on the proxy card or by signing, dating and returning the proxy card.

By Order of the Board of Directors,

Michael D. Taylor, Ph.D. President, Chief Executive Officer and Director

April 3, 2018

DECIPHERA PHARMACEUTICALS, INC.

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Our Board of Directors, or the Board of Directors, has made this proxy statement, or this Proxy Statement, and related materials available to you on the Internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2018 Annual Meeting of Stockholders, or the Annual Meeting, and any adjournment or postponement of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin by no later than April 3, 2018.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 16, 2018: This Proxy Statement, the accompanying proxy card or voting instruction card and our 2017 Annual Report on Form 10-K are available at http://www.proxyvote.com.

In this Proxy Statement, the terms “Deciphera,” “we,” “us,” and “our” refer to Deciphera Pharmaceuticals, Inc. The mailing address of our principal executive offices is Deciphera Pharmaceuticals, Inc., 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore we are permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) December 31, 2021; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Stockholders Entitled to Vote; Record Date

As of the close of business on March 19, 2018, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 32,594,128 shares of our common stock, par value $0.01 per share, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. None of our shares of undesignated preferred stock were outstanding as of March 19, 2018.

Quorum; Abstentions; Broker Non-Votes

Our Bylaws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Under the Delaware

General Corporation Law, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

Under our Bylaws, any proposal other than an election of directors, which is determined by a plurality of the votes properly cast, is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Certificate of Incorporation or Bylaws. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have the effect of votes in opposition to such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposal 1 is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to this proposal, your broker may not vote for this proposal, and such vote will be counted as a broker “non-vote.” Proposal 2 is considered to be a discretionary item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you.

Voting

In Person

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you hold your shares through a bank or broker and wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the firm that holds your shares.

By Proxy

If you do not wish to vote in person or will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested printed copies of the proxy materials by mail, you can vote by mailing your proxy as described in the proxy materials. You may also authorize another person or persons to act for you as a proxy in writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you. If you complete and submit your proxy before the Annual Meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the Annual Meeting.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocability of Proxy

You may revoke your proxy by (1) following the instructions on the Notice and entering a new vote by mail or over the Internet before the Annual Meeting or (2) attending the Annual Meeting and voting in person

(although attendance at the Annual Meeting will not in and of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Secretary or sent to our principal executive offices at Deciphera Pharmaceuticals, Inc., 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451, Attention: Secretary.

If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.

Expenses of Solicitation

Deciphera is making this solicitation and will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails or otherwise. We have hired Broadridge Financial Solutions, Inc. to assist us in the distribution of proxy materials and the solicitation of votes described above. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies. We will pay Broadridge $12,955 for their services.

Procedure for Submitting Stockholder Proposals

Stockholder proposals intended to be presented at the next annual meeting of our stockholders must satisfy the requirements set forth in the advance notice provision under our Bylaws. To be timely for our next annual meeting of stockholders, any such proposal must be delivered in writing to our Secretary at our principal executive offices between the close of business on January 16, 2019 and February 15, 2019. If the date of the next annual meeting of the stockholders is scheduled to take place before April 16, 2019, or after July 15, 2019, notice by the stockholder must be delivered no later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements for the Annual Meeting, which is the first annual meeting following the initial public offering of our common stock, are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.

In addition, any stockholder proposal intended to be included in the proxy statement for the next annual meeting of our stockholders must also satisfy the SEC regulations under Rule 14a-8 of the Exchange Act, and be received not later than December 4, 2018. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

OVERVIEW OF PROPOSALS

This Proxy Statement contains two proposals requiring stockholder action. Proposal 1 requests the election of three Class I Directors to the Board of Directors. Proposal 2 requests the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. One class is elected each year at the annual meeting of stockholders for a term of three years. Vacancies on the Board of Directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by stockholders. A director elected by the Board of Directors to fill a vacancy in a class shall hold office for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

The terms of the Class I directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, or the Nominating and Corporate Governance Committee, the Board of Directors’ nominees for election by the stockholders are the current Class I members: James A. Bristol, Ph.D., Michael J. Ross, Ph.D., and Michael D. Taylor, Ph.D,. If elected, each nominee will serve as a director until the annual meeting of stockholders in 2021 and until his successor is duly elected and qualified, or until his earlier death, resignation, or removal.

The names of and certain information about the directors in each of the three classes are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the Class I director nominees to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate.

Nominees for Class I Directors

The names of the nominees for Class I directors and certain information about each as of March 16, 2018 are set forth below.

Name	Positions and Offices Held with Deciphera	Director Since	Age
James A. Bristol, Ph.D.	Director, Chairperson of the Board of Directors	2007	71
Michael J. Ross, Ph.D.	Director	2015	68
Michael D. Taylor, Ph.D.	Director, President and Chief Executive Officer	2014	63

Set forth below are the biographies of each director, as well as a discussion of the particular experience, qualifications, attributes, and skills that led our Board of Directors to conclude that each person nominated to serve or currently serving on our Board of Directors should serve as a director. In addition to the information presented below, we believe that each director nominee meets the minimum qualifications established by the Nominating and Corporate Governance Committee.

Nominees for Election for a Three-Year Term Ending at the 2021 Annual Meeting

James A. Bristol, Ph.D. Dr. Bristol has served as a member of our Board of Directors since August 2007, as Chairperson since February 2015 and as co-Chairperson from September 2007 to February 2015. Dr. Bristol has also served as Chairperson of the Compensation Committee since September 2017. Dr. Bristol worked for 32 years in drug discovery research and preclinical development at Schering-Plough Corporation, Parke-Davis and Pfizer Inc., serving in various senior research and development roles. From 2003 until his retirement in 2007, Dr. Bristol served as Senior Vice President of Worldwide Drug Discovery Research at Pfizer Global Research & Development, where he oversaw 3,000 scientists at seven Pfizer sites as they produced an industry leading number of drug development candidates in 11 therapeutic areas. In 2009, Dr. Bristol joined Frazier Healthcare Ventures as a Senior Advisor. He has served as director of Ignyta, Inc. since 2014 and Cadent Therapeutics, Inc. since 2011. Dr. Bristol is the author of over 100 publications, abstracts and patents, and he conducted postdoctoral research at the University of Michigan (NIH Postdoctoral Fellow) and at The Squibb Institute for Medical Research. Dr. Bristol holds a Ph.D. in organic chemistry from the University of New Hampshire and a B.S. in Chemistry from Bates College. We believe that Dr. Bristol is qualified to serve on our board of directors based on his experience in the biopharmaceutical industry, including in management and as a director, as well as his expertise in drug discovery and development.

Michael J. Ross, Ph.D. Dr. Ross has served as a member of our Board of Directors since December 2015. Since 2002, Dr. Ross has served as a Managing Partner at SV Health Investors, LLC, a venture capital firm that he joined as a venture partner in 2001. Previously, Dr. Ross served as the Chief Executive Officer of CyThera, Inc., Carta Proteomics Inc., MetaXen LLC and Arris Pharmaceutical Corp. Earlier in his career, Dr. Ross was employed at Genentech Inc., serving in several roles, including Vice President of Development and later Vice President of Medicinal and Biomolecular Chemistry. Dr. Ross currently serves as co-chairman of Catabasis Pharmaceuticals, Inc., is on the board of directors of Ophthotech Corporation, both publicly traded biopharmaceutical companies, and is on the Board of Overseers of the Thayer School of Engineering at Dartmouth College. Dr. Ross received an A.B. in chemistry from Dartmouth College and a Ph.D. in chemistry from the California Institute of Technology and completed post doctorate training in molecular biology at Harvard University. We believe that Dr. Ross’ experience in the biopharmaceutical industry, including in management and as a director, as well as his expertise in drug discovery and development qualifies him to serve on our board of directors.

Michael D. Taylor, Ph.D. Dr. Taylor has served as our President and Chief Executive Officer since March 2014 and as a member of our Board of Directors since March 2014. Prior to joining Deciphera, Dr. Taylor was Chief Executive Officer of Ensemble Therapeutics, Corp., a small molecule drug discovery company, from July 2007 to October 2013. Prior to joining Ensemble, Dr. Taylor was Senior Vice President for Pfizer Inc.’s Global R&D division and served as Vice President, Drug Development at Warner-Lambert/Parke-Davis, where he led early and late-stage development projects across multiple therapeutic areas, including Lipitor® and Neurontin®. Dr. Taylor has authored or coauthored 65 manuscripts and published abstracts and is co-inventor on eight patents. Dr. Taylor holds a Ph.D. in Medicinal Chemistry from the State University of New York at Buffalo School of Pharmacy, was awarded an NIH postdoctoral fellowship in natural products synthesis and structure elucidation at the University of Pennsylvania, and holds a B.S. magna cum laude in chemistry from the University of South Florida. We believe that Dr. Taylor’s experience with pharmaceutical companies and his executive leadership, managerial and business experience qualifies him to serve on our board of directors.

Directors Not Standing for Election or Re-Election

The names of and certain information as of March 16, 2018 about the members of the Board of Directors who are not standing for election or re-election at this year’s Annual Meeting are set forth below.

Name	Positions and Offices Held with Deciphera	Director Since	Age
Patricia L. Allen	Director	2016	56
Edward J. Benz, Jr., M.D.	Director	2016	71
John R. Martin	Director	2015	57
Liam Ratcliffe, M.D., Ph.D.	Director	2015	54
Dennis L. Walsh	Director	2015	50

Directors Continuing in Office Until the 2019 Annual Meeting

John R. Martin. Mr. Martin has served as a member of our Board of Directors since February 2015. Mr. Martin has served as the President and Chief Executive Officer of Clinical Reference Laboratory since January 2015, having previously served as Executive Vice President and Chief Administrative Officer of Clinical Reference Laboratory from February 2014 to January 2015. Mr. Martin has also served as President and Chief Executive Officer of CHC, Inc., the parent company of Clinical Reference Laboratory, since June 2016, in addition to serving as the Chairman of the Board of FormFox, Inc., another subsidiary of CHC, Inc., since August 2016. Prior to joining Clinical Reference Laboratory, Mr. Martin held senior executive roles with Viracor-IBT Laboratories, a clinical diagnostic laboratory specializing in infectious disease and immunology, first as its Chief Financial Officer and then as its President and Chief Executive Officer. Prior to Viracor, Mr. Martin was with George K. Baum & Company, where he served as Managing Director leading the firm’s middle market investment banking and strategic advisory practice. Mr. Martin’s career also includes 11 years in management roles with Sprint Corporation and General Electric. Mr. Martin holds a B.S. in Finance from Kansas State University. We believe that Mr. Martin’s executive experience in clinical diagnostics, finance and general business administration qualifies him to serve on our board of directors.

Liam Ratcliffe, M.D., Ph.D. Dr. Ratcliffe has served as a member of our Board of Directors since September 2015. Since June 2013, Dr. Ratcliffe has served as Managing Director, concentrating on biopharmaceutical investing, at New Leaf Venture Partners, a venture capital firm that he joined as a venture partner in September 2008. Prior to joining New Leaf, Dr. Ratcliffe was previously Senior Vice President and Development Head for Pfizer Neuroscience, as well as Worldwide Head of Clinical Research and Development. Additional positions during his 12 years at Pfizer Inc. included Vice President of Exploratory Development for the Midwest region (based in Ann Arbor, MI), and Head of Experimental Medicine at Pfizer’s Sandwich, UK Laboratories. Dr. Ratcliffe serves on several academic and industry advisory boards, as well as a director on the boards of the following biopharmaceutical companies: Aptynix Inc., Arvinas Holding Company, LLC, Calchan Holdings Ltd., Edge Therapeutics, Inc., Karus Therapeutics Ltd. and Unum Therapeutics, Inc. Dr. Ratcliffe received his M.D. degree and Ph.D. degree in immunology from the University of Cape Town and his M.B.A. degree from the University of Michigan. He completed his internal medicine training and fellowship in Immunology at Groote Schuur Hospital and associated teaching hospitals in Cape Town, South Africa. We believe that Dr. Ratcliffe’s experience in the pharmaceutical and biopharmaceutical industries, including in executive management, drug discovery and development, and venture capital, as well as a director for several biopharmaceutical companies qualifies him to serve on our board of directors.

Directors Continuing in Office Until the 2020 Annual Meeting

Patricia L. Allen. Ms. Allen has served as a member of our Board of Directors and as the Chairperson of the Audit Committee since September 2016. Since 2013, Ms. Allen has served as Chief Financial Officer of Zafgen, Inc. Ms. Allen has over 20 years of financial leadership experience in the biotechnology industry at both publicly traded and private companies. From 2011 to 2012, she provided independent consulting services to biotechnology companies in a variety of areas, including interim chief financial officer services, fundraising, deal structures, financial planning, organizational structure, investor relations and business development. Previously, from 2004 to 2011, Ms. Allen served as the Vice President of Finance, Treasurer and Principal Financial Officer of Alnylam Pharmaceuticals, Inc., a publicly traded biotechnology company. Prior to Alnylam, Ms. Allen was at Alkermes, Inc., a publicly traded biotechnology company, most recently as the Director of Finance. Ms. Allen began her career as an auditor at Deloitte & Touche, LLP. Ms. Allen graduated summa cum laude from Bryant College with a B.S. in business administration. We believe that Ms. Allen is qualified to serve on our board of directors based on her experience in the biopharmaceutical industry, as well as her expertise in finance and accounting.

Edward J. Benz, Jr., M.D. Dr. Benz has served as a member of our Board of Directors since October 2016 and as the Chairperson of the Nominating and Governance Committee since September 2017. Dr. Benz is currently the President and CEO Emeritus of the Dana Farber Cancer Institute, Richard and Susan Smith Distinguished Professor of Medicine, professor of Pediatrics, professor of Genetics, and faculty dean for Oncology Emeritus at Harvard Medical School. From November 2000 until October 2016, Dr. Benz served as President and Chief Executive Officer of the Dana-Farber Cancer Institute, Chief Executive Officer of Dana-Farber/Partners CancerCare, Director of Dana-Farber/Harvard Cancer Center and a Trustee of Dana Farber/Children’s Hospital Cancer Care. Prior to joining Dana-Farber, Dr. Benz was Chairperson of the Department of Medicine and Physician in Chief at the Johns Hopkins University School of Medicine and the Sir William Osler Professor of Medicine. Dr. Benz is also a past president of the American Society of Hematology, the American Society of Clinical Investigation, the American Clinical and Climatological Association, the Friends of the National Institute of Nursing and the Association of American Cancer Institutes. From March 2002 to June 2016, Dr. Benz served as associate editor of the New England Journal of Medicine. He also served on the boards of directors of Xenetic Biosciences, Inc., a publicly traded biopharmaceutical company, and serves on the boards of directors of Knowledge to Practice, Inc. and Advantagene, privately held companies, as well as non-profit organizations, including the Rockefeller University and MDI Biological Laboratory. Dr. Benz is the author of over 300 books, chapters, reviews and abstracts. Dr. Benz holds an M.D. degree magna cum laude from Harvard Medical School, a M.A. Privatim degree from Yale University and an A.B. degree cum laude from Princeton University. We believe that Dr. Benz’s scientific and medical background and experience in clinical oncology qualifies him to serve on our board of directors.

Dennis L. Walsh. Mr. Walsh has served as a member of our Board of Directors since February 2015. Mr. Walsh is currently a partner with Walsh Washburn, LLC, a tax and finance consulting firm, which he co-founded in 2003. Prior to founding Walsh Washburn, Mr. Walsh was the controller and tax director for six years for Americo Life, Inc., a privately owned life insurance company. Mr. Walsh began his career with Touche Ross & Company, where he served in the tax department for ten years. Mr. Walsh holds a Masters in Accounting from the University of Missouri, Kansas City as well as a BSBA in Accounting from Rockhurst University, and is a Certified Public Accountant. We believe that Mr. Walsh’s experience in finance, tax and business administration qualifies him to serve on our board of directors.

Vote Required and Board of Directors’ Recommendation

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the Annual Meeting. Broker non-votes and proxies marked to withhold authority with respect to one or more Class I directors will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

The proposal for the election of directors relates solely to the election of Class I directors nominated by the Board of Directors.

The Board of Directors recommends that stockholders vote FOR the election of each of the Class I director nominees listed above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the Audit Committee of the Board of Directors, or Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. The Board of Directors recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

PricewaterhouseCoopers LLP has audited our financial statements for the fiscal years ended December 31, 2017, 2016 and 2015. We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

PricewaterhouseCoopers LLP Fees

The following table sets forth fees billed for professional audit services and other services rendered to us by PricewaterhouseCoopers LLP and its affiliates for the fiscal years ended December 31, 2017 and 2016.

	Fiscal 2017	Fiscal 2016
Audit Fees	$1,510,800	$217,500
Tax Fees	67,072	66,722

Total	$1,577,872	$284,222

Audit Fees. Audit fees consist of fees billed for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual consolidated financial statements, the review of interim consolidated financial statements, and related services that are normally provided in connection with registration statements, including the registration statement for our initial public offering. Included in the 2017 audit fees is $987,800 of fees billed in connection with our initial public offering.

Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be approved in advance by our Audit Committee. The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 2 requires that a majority of the votes properly cast vote FOR this proposal. Shares that are voted “abstain” will not affect the outcome of this proposal.

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 16, 2018, for: each person known to us to be the beneficial owner of more than five percent of our outstanding common stock; each of our named executive officers; each of our directors and nominees; and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 32,594,128 shares of our common stock outstanding as of March 16, 2018. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of March 16, 2018, including upon the exercise of stock options. These stock options shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percent
5% Stockholders
Brightstar Associates LLC (2)	16,572,370	50.84%
Entities affiliated with New Leaf Venture Partners (3)	4,104,140	12.59%
Entities affiliated with SV Health Investors (4)	1,716,303	5.27%
Entities affiliated with Viking Global Investors LP (5)	2,394,625	7.35%
Named Executive Officers and Directors
Michael D. Taylor, Ph.D. (6)	808,290	2.42%
Christopher J. Morl (7)	106,035	*
Daniel L. Flynn, Ph.D. (8)	921,028	2.76%
Patricia L. Allen (9)	15,595	*
Edward J. Benz, Jr., M.D. (10)	15,595	*
James A. Bristol, Ph.D. (11)	197,050	*
John R. Martin (12)	42,250	*
Liam Ratcliffe, M.D., Ph.D. (3)	4,138,807	12.68%
Michael J. Ross, Ph.D. (13)	30,334	*
Dennis L. Walsh (14)	42,250	*
All directors and executive officers as a group (12 persons) (15)	6,768,248	20.61%

*	Indicates beneficial ownership of less than one percent.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Deciphera Pharmaceuticals, Inc., 500 Totten Pond Road, 6th Floor,Waltham, Massachusetts 02451.
(2)

Based on the Schedule 13G filed with the SEC by Brightstar Associates LLC, or Brightstar, on January 26, 2018. Consists of an aggregate of 16,572,370 shares of common stock directly held by Brightstar. Brightstar is managed by a three-person managing board consisting of Mark K. Fallon, Gary L. Muller and Timothy Fritzel, and all action relating to the voting or disposition of these shares requires approval of a majority of the board. Such individuals expressly disclaim any such beneficial ownership. The address of Brightstar is 1020 Central Street, Suite 300, Kansas City, Missouri 64105.
(3)	Based on the Schedule 13D filed with the SEC by New Leaf Ventures III, L.P., or NLV III, New Leaf Biopharma Opportunities I, L.P., or Biopharma I, New Leaf Venture Associates III, L.P., or NLV Associates III, BPO Associates I, L.P., or NLBA I, New Leaf Venture Management III, L.L.C., or NLV Management III, Liam Ratcliffe, Jeani Delagardelle, Ronald M. Hunt and Vijay K. Lathi on October 11, 2017. Consists of an aggregate of 4,104,140 shares of common stock, of which (i) 1,957,832 shares are directly owned by NLV III, and (ii) 2,146,308 shares are directly owned by Biopharma I, except that (a) NLBA I, the sole general partner of Biopharma I, may be deemed to have sole power to vote or dispose of such shares owned by Biopharma I, (b) NLV Associates III, the sole general partner of NLV III, may be deemed to have sole power to vote or dispose of such shares owned by NLV III, (c) NLV Management III, as the sole general partner of NLBA I and ultimate general partner of Biopharma I, may be deemed to have sole power to vote or dispose of all of the shares directly owned by Biopharma I, and as the sole general partner of NLV Associates III and ultimate general partner of NLV III, may be deemed to have sole power to vote or dispose of all of the shares directly owned by NLV III, and (d) Liam Ratcliffe, a member of our board of directors, Jeani Delagardelle, Ronald M. Hunt and Vijay K. Lathi, the sole members of NLV Management III, may be deemed to have shared power to vote or dispose of all of such shares. The address of the principal business office of NLV III, NLV Associates III, Biopharma I, NLBA I, NLV Management III, Liam Ratcliffe and Ronald M. Hunt is c/o New Leaf Ventures, 7 Times Square, Suite 3502, New York, New York 10036. The address of the principal business office of Vijay K. Lathi and Jeani Delagardelle is c/o New Leaf Venture Partners, 1200 Part Place, Suite 300, San Mateo, California 94043. Additionally, Dr. Ratcliffe beneficially owns 34,667 shares of common stock underlying options that are exercisable as of March 16, 2018 or will become exercisable within 60 days after such date.
(4)	Based on the Schedule 13D filed with the SEC by SV Life Sciences Fund VI, L.P., or SVLS VI LP, and SV Life Sciences Fund VI Straetgic Partners, L.P., or Strategic Partners, SV Life Sciences Fund VI (GP), L.P., or SVLS VI GP, and SVLSF VI, LLC on October 6, 2017. Consists of an aggregate of 1,716,303 shares of common stock, of which (i) 1,659,487 shares are directly owned by SVLS VI LP, and (ii) 56,816 shares are directly owned by Strategic Partners, except that (a) SVLSF VI GP, the general partner of SVLS VI LP and Strategic Partners, may be deemed to have sole power to vote or dispose of such shares owned directly by SVLS VI LP and Strategic Partners and (b) SVLSF VI, LLC, the general partner of SVLS VI GP, may be deemed to have sole power to vote and dispose of such shares owned directly by SVLS VI LP and Strategic Partners. Each of SVLS VI GP and SVLSF VI, LLC disclaims beneficial ownership of the shares held by SVLS VI LP and Stratetgic Partners except to the extent of any pecuniary interest therein. The address of the principal business office for each of the entities and individuals listed above is c/o SV Health Investors, One Boston Place, Suite 3900, 201 Washington Street, Boston, Massachusetts 02108.
(5)

Based on the Schedules 13G and 13G/A filed with the SEC by Viking Global Investors LP, or VGI, Viking Global Opportunities GP LLC, or Opportunities GP, Viking Global Opportunities Portfolio GP LLC, or Opportunities Portfolio GP, Viking Global Opportunities Liquid Portfolio Sub-Mater LP, or Opportunities Liquid Fund, Viking Global Opportunities Illiquid Investments Sub-Master LP, or Opportunities Illiquid Fund, Viking Global Opportunities Intermediate LP, or Opportunities Intermediate, DRAGSA 14 LLC, or DRAGSA, O. Andreas Halvorsen, David C. Ott and Rose S. Shabet on October 11, 2017 and February 14, 2018, respectively. Consists of an aggregate of 2,394,625 shares of common stock, of which (i) 903,083 shares are directly owned by Opportunities Liquid Fund, and (ii) 1,491,542 shares are directly owned by Opportunities Iliquid Fund, except that (a) Opportunities Portfolio GP, the general partner of Opportunities Liquid Fund and Opportunities Illiquid Fund, may be deemed to have shared power to vote or dispose of all shares directly owned by Opportunities Liquid Fund and Opportunities Illiquid Fund, (b) Opportunities GP, the sole member of Opportunities Portfolio GP, may be deemed to have shared power to vote or dispose of all shares controlled by Opportunities Portfolio GP, which consists of the shares directly owned by Opportunities Liquid Fund and Opportunities Illiquid Fund, (c) VGI, an affiliate of Opportunities Portfolio GP, which provides managerial serives to Opportunities Liquid Fund and Opportunities Illiquid Fund, may be deemed to have shared power to vote or dispose of all shares directly owned by Opportunities Liquid Fun and Opportunities Illiquid Fund, and (d) O. Andreas Halvorsen, David C. Ott and Rose S. Shabet, as

Executive Committee Members of Viking Global Partners LLC, the general partner of VGI and Opportunities GP, may be deemed to have shared power to vote or dispose of shares beneficially owned by VGI and Opportunities GP, which includes all shares directly owned by Opportunities Liquid Fund and Opportunities Illiquid Fund. The address of the principal business address for each of the entities and individuals listed above is c/o Viking Global Investors LP, 55 Railroad Avenue, Greenwich, Connecticut 06830.
(6)	Consists of 808,290 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 16, 2018.
(7)	Consists of 106,035 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 16, 2018.
(8)	Consists of 773,979 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 16, 2018 and 147,049 shares of common stock held by Biochenomix, LLC, of which Dr. Flynn is a Managing Director and the beneficial owner of such shares.
(9)	Consists of 15,595 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 16, 2018.
(10)	Consists of 15,595 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 16, 2018.
(11)	Consists of 197,050 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 16, 2018.
(12)	Consists of 42,250 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 16, 2018.
(13)	Consists of 30,334 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 16, 2018.
(14)	Consists of 42,250 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 16, 2018.
(15)	See notes 3, 6, 7, 8, 9, 10, 11, 12, 13 and 14 above. Also includes shares of common stock issuable pursuant to stock options exercisable within 60 days of March 16, 2018 held by Oliver Rosen, M.D. and Thomas P. Kelly, who are executive officers but not named executive officers.

EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2017 regarding shares of common stock that may be issued under our equity compensation plans, consisting of Deciphera Pharmaceuticals, LLC’s 2015 Equity Incentive Plan and our 2017 Stock Option and Incentive Plan and 2017 Employee Stock Purchase Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options (#)		Weighted- average exercise price of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	4,598,352	(1)	$4.99	2,456,939	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	4,598,352		$4.99	2,456,939

(1)	Includes 4,598,352 shares of common stock issuable upon the exercise of outstanding options.

(2)	As of December 31, 2017, there were 2,150,189 shares available for grant under the 2017 Plan and 306,750 shares available for grants under the 2017 Employee Stock Purchase Plan. As of the closing of our initial public offering, no additional equity awards may be granted under the 2015 Equity Incentive Plan.

EXECUTIVE OFFICERS

The following table identifies our executive officers and sets forth their current position(s) at Deciphera and their ages as of March 16, 2018.

Name	Age	Position
Michael D. Taylor, Ph.D.	63	Director, President and Chief Executive Officer
Daniel L. Flynn, Ph.D.	64	Chief Scientific Officer and Founder
Thomas P. Kelly	47	Chief Financial Officer
Christopher J. Morl	59	Chief Business Officer
Oliver Rosen, M.D.	53	Chief Medical Officer

You should refer to “Proposal 1: Election of Directors” above for information about our President and Chief Executive Officer, Michael D. Taylor, Ph.D. Biographical information for our other executive officers, as of March 16, 2018, is set forth below.

Daniel L. Flynn, Ph.D. Dr. Flynn. is our founder and has served as our Chief Scientific Officer since March 2014. He previously served as Deciphera’s President and Chief Executive Officer from November 2003 to March 2014 and as a member of our Board of Directors from November 2003 to September 2015. Before founding Deciphera in 2003, Dr. Flynn held senior roles in small molecule chemistry with various biotechnology and pharmaceuticals companies, including as Senior Director of Chemistry with Millennium Pharmaceuticals, Director, Medicinal Chemistry at Amgen Inc., and Director of Medicinal Chemistry, Combinatorial Chemistry and Research Fellow at Monsanto Company, G.D. Searle Unit. Dr. Flynn is currently Adjunct Professor of Medicinal Chemistry at the University of Kansas-Lawrence and has served as the national Chair for the Division of Medicinal Chemistry of the American Chemical Society. Dr. Flynn received both his Ph.D. in medicinal chemistry and his B.S. in pharmacy from the University of Kansas, and he completed post-doctorate training in synthetic organic chemistry at Indiana University.

Thomas P. Kelly. Mr. Kelly has served as our Chief Financial Officer since February 2015. Prior to joining Deciphera, Mr. Kelly served as Chief Financial Officer of AdvanDx, Inc., a private molecular diagnostics company, from 2012 to 2014. Prior to joining AdvanDx, Mr. Kelly served as chief financial officer for various public and private life science companies, including deCODE genetics, Inc. from 2010 to 2011 and Critical Therapeutics, Inc. from 2007 to 2008. Prior to joining Critical Therapeutics, Mr. Kelly was a life sciences investment banker at Robertson Stephens and Canaccord Adams and was an attorney in the corporate and securities group of Foley, Hoag and Elliot, LLP. Mr. Kelly holds a Juris Doctor with honors degree from the University of Chicago Law School and a Bachelor of Science in Foreign Services degree cum laude from the Georgetown University School of Foreign Service.

Christopher J. Morl. Mr. Morl has served as our Chief Business Officer since October 2016. Mr. Morl has more than 25 years of experience in strategic and operational roles in private biotechnology and multinational pharmaceutical companies. Prior to joining Deciphera, Mr. Morl was a member of the senior executive team at miRagen Therapeutics, Inc., an oligonucleotide therapeutics discovery and development company, serving as the Chief Operating Officer from May 2016 to October 2016 and Chief Business Officer from May 2013 to May 2016. Prior to joining miRagen, Mr. Morl served in senior management roles at various biotechnology companies, including as Chief Operating Officer at Ambit Biosciences Corporation, an oncology-focused biotechnology company engaged in discovering and developing targeted small molecule kinase inhibitors, and as Vice President of Business Development at Agensys, Inc., prior to and following the acquisition of Agensys Inc.

by Astellas Pharma, Inc. Before joining Agensys, he served for 20 years in positions of increasing responsibility in research, sales, marketing, business development and county/general management at GlaxoSmithKline plc. From February 2010 to December 2016, Mr. Morl served as an Independent Director of Alethia Biotherapeutics. Mr. Morl earned a B.Sc. (Hons) in Applied Biology and Pharmacology from the University of London (UK) and an M.B.A. from Cranfield School of Management (UK).

Oliver Rosen, M.D. Dr. Rosen. has served as our Chief Medical Officer since June 2014. Prior to joining Deciphera, Dr. Rosen served as Vice President of Global and U.S. Medical Affairs at Millennium: The Takeda Oncology Company from December 2009 to June 2014, and from March 2006 to November 2009, he held senior medical affairs and clinical development roles at Genentech Inc., including Medical Director on the Avastin team. Prior to Genentech, Dr. Rosen served as Associate Director of Medical Affairs at Amgen Inc., Clinical Scientist at F. Hoffman-La Roche Ltd, and Global Project Physician at Merck KGaA. Dr. Rosen received his training in oncology and hematology at the University Hospital Charité in Berlin with research activities focused on hematological malignancies and bone marrow transplantation. Prior to his clinical training, Dr. Rosen participated in a post-doctoral program in Molecular and Cellular Biology at the University of Hamburg. Dr. Rosen holds an M.D. from the University of Cologne, Germany.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below the transactions, and series of similar transactions, since January 1, 2015, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or exceeds $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

In connection with the completion of our initial public offering, or the IPO, in September 2017, we adopted a related party policy that requires all future transactions between us and any director, executive officer, nominee for director, beneficial owner of 5% or more of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our Audit Committee. Any request for such a transaction must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

Construction Loan

We are party to a loan agreement and a security agreement, each dated as of June 11, 2010, with Clinical Reference Laboratory, Inc., or CRL. We borrowed an aggregate of $2.8 million under the loan agreement in disbursements made to us from June 2010 to April 2011 to finance improvements to our laboratories at 645-47 Massachusetts Street, Lawrence, Kansas. One of our directors, John Martin, has been an employee of CRL since February 2014 in various executive roles and became President and Chief Executive Officer in January 2015. Mr. Martin has also been the President and Chief Executive Officer of CHC, Inc., the owner of CRL (which owns approximately 31% of Brightstar Associates LLC, a holder of more than 5% of our capital stock), since it was formed in June 2016. The loan was assigned to CHC, Inc. in December 2016. The loan bears interest at 6.0% per annum and we are required to make monthly payments of principal and interest, based on a 15-year straight-line amortization schedule, from January 1, 2011 through the maturity date of the loan, which is the earlier of January 1, 2026 and the termination of our lease for our offices at 645-47 Massachusetts Street. If there is any outstanding principal or accrued and unpaid interest on the maturity date, we are required to pay such amounts on the maturity date. We are not permitted to prepay the loan unless the lender otherwise consents.

The loan is collateralized by a security interest in all of our equipment and fixtures at our 645-47 Massachusetts Street laboratories, all improvements thereon, our rights in the lease for the premises and in each contract relating to such equipment and fixtures and proceeds from any of the foregoing. Under the loan agreement and the security agreement, we have agreed to affirmative, negative and financial covenants to which we will remain subject to until the loan has been paid off in full. These covenants include limitations on our ability to incur additional indebtedness and engage in certain fundamental business transactions, such as mergers or acquisitions of other businesses, as well as requirements that we comply with a maximum liabilities-to-assets ratio, a minimum working capital threshold and a maximum debt-to-equity ratio. Events of default under the loan agreement include our failure to make payments when due, insolvency events, our failure to comply with covenants and material adverse effects with respect to us. The lender’s remedies upon an event of default include the ability to accelerate all amounts that are due under the loan agreement to become immediately due and payable.

As of January 1, 2015, the amount of principal outstanding under the loan was $2.0 million. The largest amount of principal outstanding under the loan since January 1, 2015 was $2.0 million. As of March 16, 2018, there was $1.4 million in principal outstanding under the loan. We paid an aggregate of $187,131, $187,131 and $187,131 in principal and an aggregate of $117,425, $106,197 and $94,969 in interest under the loan in the years ended December 31, 2015, 2016 and 2017, respectively.

Master Services Agreement

We are party to a master services agreement, effective as of May 20, 2013, with CRL under which we have purchased and expect to continue to purchase laboratory services. Under the agreement, we have agreed to use CRL on an exclusive basis for our laboratory testing needs. We incurred research and development expenses of $70,409, $165,840 and $439,712 under the agreement in the years ended December 31, 2015, 2016 and 2017, respectively. We are not committed to purchase any minimum amounts under the agreement.

401(k) Plan

On January 1, 2015, we entered into an agreement with CRL under which we elected to become a participating employer in CRL’s 401(k) plan. The aggregate amount of contributions made by our employees under the plan was $169,627, $218,778 and $558,232 in the years ended December 31, 2015, 2016 and 2017, respectively. Effective January 1, 2018, we adopted the Deciphera Pharmaceuticals 401(k) plan to which we transitioned our employees’ and former employees’ accounts from the CRL 401(k) plan.

Convertible Debt Financings

On May 1, 2015, we entered into a note purchase agreement, or NPA, an amended and consolidated note purchase agreement, or ACNPA, and an amended and restated revolving loan agreement, or ARLA, with Brightstar Associates LLC and Biochenomix L.L.C., each of which was a holder of more than 5% of our capital stock at the time, or together, the Lenders, pursuant to which each of which (i) agreed to loan to us, on an unsecured revolving credit basis, up to $15.0 million, (ii) amended, consolidated and restated prior notes with us and (iii) amended and restated our existing revolving loan agreement. In connection with the NPA, we issued to each of Brightstar Associates LLC and Biochenomix, L.L.C. a secured convertible subordinated promissory note in the amount of $14.7 million and $278,988, respectively, or the Convertible Notes. In connection with the ACNPA, we issued to each of Brightstar Associates LLC and Biochenomix, L.L.C. a secured convertible subordinated promissory note in the amount of $79.9 million and $1.9 million, respectively, or the Second Convertible Notes. In connection with the ARLA, we issued to Brightstar Associates LLC a secured convertible promissory note in the amount of $12.6 million, or the Third Convertible Note. From May 1, 2015 through September 14, 2015, we borrowed a total of $3.7 million under the Convertible Notes. On September 14, 2015, each of Brightstar Associates LLC and Biochenomix, L.L.C. converted the aggregate amount of $99.3 million due under the Convertible Notes, the Second Convertible Notes and the Third Convertible Notes, which included interest accrued between May 1, 2015 and September 14, 2015, into shares of our series A and B-1 preferred stock, as further described below under “—Series A Preferred Share Financing” and “—Series B-1 and B-2 Preferred Share Financing.”

Operating Agreement

On September 10, 2015, we converted Deciphera Pharmaceuticals, LLC from a Kansas limited liability company to a Delaware limited liability company. In connection with this conversion, Brightstar Associates LLC and Biochenomix L.L.C., each of whom was a holder of more than 5% of our capital stock at the time, entered into an operating agreement to govern the operations of the company. In connection with the preferred share financings described below, on September 14, 2015, December 30, 2015 and May 26, 2017, we amended and restated this operating agreement, with new entities becoming parties thereto in connection with their investments in these financings, including NLV-3 Deciphera, Inc., NLV-G Deciphera, Inc. and SVLS-Deciphera, Inc., which became holders of more than 5% of our capital stock. The operating agreement sets forth the authorized classes of our equity securities, the allocation of profits and losses among the classes and the preferences of the preferred classes. The agreement also sets forth the rights of and restrictions on members, including conversion and antidilution rights of the preferred classes, voting rights and certain transfer restrictions with respect to shares. The agreement includes indemnification and exculpation provisions applicable to our directors and officers. Concurrent with the consummation of the Conversion, as described below, the operating agreement with Deciphera Pharmaceuticals, LLC and the other parties named therein, each of which are our wholly-owned subsidiaries, was amended and restated and provides for our management of the operations and business of Deciphera Pharmaceuticals, LLC, our operating entity.

Series A Preferred Share Financing

On September 14, 2015, we issued and sold an aggregate of 1,855,250 series A preferred shares in exchange for the cancellation of an aggregate of $95.6 million of outstanding indebtedness under convertible promissory notes we had previously issued. The following table sets forth the numbers of our series A preferred shares that were purchased by our directors, executive officers and holders of more than 5% of our capital stock and their respective affiliates and the aggregate amount of indebtedness cancelled for such shares.

Name	Series A Preferred Shares Issued upon Conversion of Indebtedness	Aggregate Indebtedness Converted
Brightstar Associates LLC	1,818,634	$93,696,005
Biochenomix L.L.C.	36,616	$1,886,471

On September 14, 2015, we also issued to each of Brightstar Associates LLC and Biochenomix L.L.C. 157,500 and 45,000 shares, respectively, of our series A preferred shares in exchange for each of their membership units in the Kansas limited liability company as a result of our conversion to a Delaware limited liability company.

Series B-1 and B-2 Preferred Share Financing

On September 14, 2015, we issued and sold an aggregate of 73,811 series B-1 preferred shares in exchange for the cancellation of an aggregate of $3.7 million of outstanding indebtedness under convertible promissory notes we had previously issued. In addition, we issued and sold an aggregate of 426,764 series B-1 preferred shares at a price per share of $50.50, for aggregate cash proceeds of $21.6 million. On

December 30, 2015, we issued and sold an aggregate of 198,020 series B-1 preferred shares at a price per share of $50.50, for aggregate cash proceeds of $10.0 million. On July 11, 2016, we issued and sold an aggregate of 876,366 series B-2 preferred shares at a price per share of $63.13, for aggregate cash proceeds of $55.3 million. The following table sets forth the numbers of our series B-1 and series B-2 preferred shares that were purchased by our directors, executive officers and holders of more than 5% of our capital stock and their respective affiliates and the aggregate indebtedness converted or cash purchase price paid for such shares.

Name	Series B-1 Preferred Shares Issued upon Conversion of Indebtedness	Aggregate Indebtedness Converted	Series B-1 Preferred Shares Issued for Cash	Aggregate Cash Purchase Price for Series B-1 Preferred Stock	Series B-2 Preferred Shares Purchased	Aggregate Cash Purchase Price for Series B-2 Preferred Shares
Brightstar Associates LLC	72,437	$3,658,069	224,593	$11,341,947	396,008	$24,999,985
NLV-3 Deciphera, Inc.	—	—	148,515	$7,500,008	198,004	$12,499,993
NLV-G Deciphera, Inc.	—	—	49,505	$2,500,003	198,004	$12,499,993
SVLS-Deciphera, Inc.	—	—	198,020	$10,000,010	79,202	$5,000,022

Series C Preferred Share Financing

On May 26, 2017, we issued and sold an aggregate of 690,333 series C preferred shares at a price per share of $75.76, for aggregate cash proceeds of $52.3 million. The following table sets forth the numbers of our series C preferred shares that were purchased by our directors, executive officers and holders of more than 5% of our capital stock and their respective affiliates and the cash purchase price paid for such shares.

Name	Series C Preferred Shares Issued for Cash	Aggregate Cash Purchase Price for Series C Preferred Stock
Brightstar Associates LLC	263,991	$19,999,958
NLV-G Deciphera, Inc.	65,997	$4,999,933
DRAGSA 20 LLC	145,352	$11,011,868
DRAGSA 14 LLC	118,638	$8,988,015

Corporate Conversion

On October 2, 2017, immediately prior to the completion of our initial public offering, or IPO, we engaged in a series of transactions, which we refer to collectively as the Conversion pursuant to which Deciphera Pharmaceuticals, LLC became a wholly owned subsidiary of Deciphera Pharmaceuticals, Inc., a Delaware corporation that was newly formed just prior to the IPO. As part of the Conversion, (i) the owners of certain equityholders of our wholly-owned subsidiary Deciphera Pharmaceuticals, LLC, which were either corporations or had elected to be taxed as corporations for income tax purposes, which we refer to as Blockers, exchanged their equity interests in the Blockers by merger in consideration for shares of common stock of Deciphera Pharmaceuticals, Inc.; (ii) certain equityholders of Deciphera Pharmaceuticals, LLC contributed their equity interests in Deciphera Pharmaceuticals, LLC to Deciphera Pharmaceuticals, Inc. in exchange for equity interests in Deciphera Pharmaceuticals, Inc.; and (iii) equityholders of Deciphera Pharmaceuticals, LLC not held by Blockers and that had not contributed their equity interests to Deciphera Pharmaceuticals, Inc. in the manner set forth in clause (ii) exchanged their equity interests in Deciphera Pharmaceuticals, LLC by merger in consideration for shares of common stock of Deciphera Pharmaceuticals, Inc.

As part of the Conversion:

•	each outstanding series A preferred share of Deciphera Pharmaceuticals, LLC was exchanged for 5.65 shares of common stock of Deciphera Pharmaceuticals, Inc.;

•	each outstanding series B preferred share of Deciphera Pharmaceuticals, LLC was exchanged for 5.65 shares of common stock of Deciphera Pharmaceuticals, Inc. (provided that, with respect to series B preferred shares owned by a Blocker, equity interests in such Blocker were instead exchanged by the equity owners of such Blocker in exchange for that number of shares of common stock of Deciphera Pharmaceuticals, Inc. that was equal to the number of series B preferred shares of Deciphera Pharmaceuticals, LLC owned by such Blocker at the time multiplied by 5.65);

•	each outstanding series C preferred share of Deciphera Pharmaceuticals, LLC was exchanged for 5.65 shares of common stock of Deciphera Pharmaceuticals, Inc. (provided that, with respect to series C preferred shares owned by a Blocker, equity interests in such Blocker were instead exchanged by the equity owners of such Blocker in exchange for that number of shares of common stock of Deciphera Pharmaceuticals, Inc. that was equal to the number of series C preferred shares of Deciphera Pharmaceuticals, LLC owned by such Blocker at the time multiplied by 5.65); and

•	each equity incentive award (i.e. options and SARs) of Deciphera Pharmaceuticals, LLC exercisable for common shares were exchanged for an option to purchase the same number of shares of common stock of Deciphera Pharmaceuticals, Inc. multiplied by 5.65, with a corresponding adjustment to divide the exercise price by 5.65.

Participation in our Initial Public Offering

On October 2, 2017, we issued and sold an aggregate of 7,500,000 shares of our common stock in our initial public offering. The following table sets forth the number of shares of our common stock that were purchased by holders of more than 5% of our capital stock and their respective affiliates and the cash purchase price paid for such shares.

	Common Shares Issued for Cash	Aggregate Cash Purchase Price for Common Stock
Viking Global Investors LP	1,000,000	$17,000,000
New Leaf Biopharma Opportunities I, L.P.	375,000	$6,375,000
SV Life Sciences Fund VI, L.P.	150,000	$2,550,000

Stockholder Agreements

In connection with our private placements, we and certain holders of our common stock entered into an investors’ rights agreement, a right of first refusal and co-sale agreement, a voting agreement and management rights letters with certain of our stockholders, including holders of more than 5% of our capital stock, their affiliates and entities affiliated with our officers and directors. The investors’ rights agreement provides for registration rights and transfer restrictions in respect of certain of our securities as well as rights of first offer with respect to certain issuances of securities by us. The right of first refusal and co-sale agreement provides for rights of first refusal and co-sale rights in respect of sales of our securities by certain of our directors and officers. The voting agreement provides for restrictions on the voting of certain of our securities, including with respect to the size of our board, directors to be elected to our board and certain sales or changes in control of our company. The management rights letters provide for certain information rights and rights to consult with our management. Each of these agreements terminated in connection with our initial public offering, except that the provisions of the investors’ rights agreement relating to registration rights and transfer restrictions survived in the form of a separate registration rights agreement we have entered into with certain stockholders at the time of the Conversion, pursuant to which these stockholders have, among other things, registration rights under the Securities Act of 1933, as amended, with respect to common stock they hold.

Executive Officer and Director Compensation

We have granted stock options to our executive officers and certain of our directors. See “Executive Compensation” and “Director Compensation” for information regarding compensation of directors and executive officers for a description of these options.

Employment Agreements

We have entered into employment agreements or offer letters with our executive officers. For more information regarding our agreements with our named executive officers for the fiscal year ended December 31, 2017, see “Executive Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers, the forms of which are attached as exhibits to our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2017. The indemnification agreements and our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Throughout 2017 and as of March 16, 2018, James A. Bristol, Ph.D., Liam Ratcliffe, M.D., Ph.D. and Dennis L. Walsh served and presently serve on our Compensation Committee, with Dr. Bristol serving as Chairperson of the committee. None of the members of our Compensation Committee has at any time during the last three years been one of our officers or employees or had any relationship requiring disclosure under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our outstanding common stock, or collectively, Reporting Persons, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during the fiscal year ended December 31, 2017, we believe that all Reporting Persons complied with all Section 16(a) reporting requirements.

CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence.     Our Board of Directors has determined that all members of the Board of Directors, except Dr. Taylor, are independent, as determined in accordance with the rules of the NASDAQ Stock Market. In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our Board of Directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers.

The positions of our Chairperson of the Board of Directors, or Chairperson of the Board, and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairperson of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as the Chairperson of the Board, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Our Board of Directors believes its administration of its risk oversight function has not affected its leadership structure. Although our Bylaws do not require our Chairperson of the Board and Chief Executive Officer positions to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time.

Code of Business Conduct and Ethics.     We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The current version of the Code of Business Conduct and Ethics is available under the “Investors—Corporate Governance” section of our website, www.deciphera.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, upon a request directed to: Deciphera Pharmaceuticals, Inc., 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451, Attention: Chief Financial Officer. We intend to disclose any amendment or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, or principal accounting officer, or persons performing similar functions, by posting such information on our website (available at deciphera.com) and/or in our public filings with the SEC.

Corporate Governance Guidelines.     The Board of Directors has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, the NASDAQ Stock Market and our Certificate of Incorporation and Bylaws. Our corporate governance guidelines are available in under the “Investors—Corporate Governance” section of our website, www.deciphera.com. Although these corporate governance guidelines have been approved by the Board of Directors, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board of Directors at any time as it deems appropriate.

Board Meetings and Committees.     Our Board of Directors held five meetings during 2017. The directors regularly hold executive sessions at meetings of the Board of Directors. During 2017, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. Members of our Board of Directors are invited and encouraged to attend each annual meeting of stockholders.

During 2017, our Board of Directors had three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Audit Committee.     Patricia L. Allen, Michael J. Ross, Ph.D., and Dennis L. Walsh, currently serve on our Audit Committee, with Ms. Allen serving as Chairperson of the committee. Our Board of Directors has determined that each member of the Audit Committee is independent for Audit Committee purposes as that term is defined in the rules of the SEC and the applicable NASDAQ Stock Market rules, and has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Our Board of Directors has designated Ms. Allen as an “Audit Committee financial expert,” as defined under the applicable rules of the SEC.

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, reviewing the performance of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	approving all Quarterly Reports on Form 10-Q;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases.

The Audit Committee held three meetings during 2017. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ Stock Market. A copy of the Audit Committee charter is available under the “Investors—Corporate Governance” section of our website, www.deciphera.com.

Compensation Committee.     James A. Bristol, Ph.D., Liam Ratcliffe, M.D., Ph.D. and Dennis L. Walsh currently serve on our Compensation Committee, with Dr. Bristol serving as Chairperson of the committee. Our Board of Directors has determined that each member of the Compensation Committee is “independent” as defined in the applicable NASDAQ Stock Market rules. The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the board of directors with respect to director compensation;

•	preparing the compensation committee report to be included in our annual proxy statement or Annual Report on Form 10-K;

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K; and

•	reviewing and discussing with the board of directors corporate succession plans for the chief executive officer and other key officers.

The Compensation Committee held five meetings during 2017. The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available under the “Investors—Corporate Governance” section of our website, www.deciphera.com.

Nominating and Corporate Governance Committee.     Edward J. Benz, Jr., M.D., James A. Bristol, Ph.D. and John R. Martin currently serve on the Nominating and Corporate Governance Committee, with Dr. Benz serving as Chairperson of the committee. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined under the applicable listing standards of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board of directors a set of corporate governance guidelines; and

•	overseeing the evaluation of the board of directors and management.

The Nominating and Corporate Governance Committee held no meetings during 2017. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors, which is available under the “Investors—Corporate Governance” section of our website, www.deciphera.com.

The Nominating and Corporate Governance Committee considers candidates for Board of Director membership suggested by its members and the Chief Executive Officer. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board of Directors. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this proxy statement under the heading “Stockholder Recommendations.” The Nominating and Corporate Governance Committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our Bylaws relating to stockholder nominations as described later in this proxy statement under the heading “Stockholder Recommendations.”

Our Board of Directors may establish other committees from time to time.

Identifying and Evaluating Director Nominees.     The Board of Directors is responsible for selecting its own members. The Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Director’s approval as director nominees for election to the Board of Directors.

Minimum Qualifications.     Our Nominating and Corporate Governance Committee’s and our Board of Directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experiences and expertise relevant to our growth strategy.

In evaluating proposed director candidates, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board of Directors membership approved by the Board of Directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the Board of Directors.

Stockholder Recommendations.     Stockholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual’s name and qualifications to our Secretary at Deciphera Pharmaceuticals, Inc., 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451, who will forward all recommendations to the Nominating and Corporate Governance Committee. All stockholder recommendations for director candidates must be submitted not less than 120 calendar days prior to the date on which our proxy statement is released to stockholders in connection with the previous year’s annual meeting, or

December 4, 2018 for our 2019 Annual Meeting of Stockholders. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications.     The Board of Directors provides to every stockholder the ability to communicate with the Board of Directors, as a whole, and with individual directors on the Board of Directors through an established process for stockholder communication. For a stockholder communication directed to the Board of Directors as a whole, stockholders may send such communication to the attention of the Chairperson of the Board via U.S. Mail or Expedited Delivery Service to: Deciphera Pharmaceuticals, Inc., 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451, Attn: Chairperson of the Board.

For a stockholder communication directed to an individual director in his or her capacity as a member of the Board of Directors, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Deciphera Pharmaceuticals, Inc., 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451, Attn: [Name of Individual Director].

We will forward by U.S. Mail any such stockholder communication to each director, and the Chairperson of the Board in his or her capacity as a representative of the Board of Directors, to whom such stockholder communication is addressed to the address specified by each such director and the Chairperson of the Board, unless there are safety or security concerns that mitigate against further transmission.

Risk Oversight.     Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property as more fully discussed under “Risk Factors” in our Annual Report on Form 10-K. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through committees, has responsibility for the oversight of risk management. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

The role of our Board of Directors in overseeing the management of our risks is conducted primarily through committees of the Board of Directors, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The full Board of Directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next board meeting. This enables our Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Audit Committee Report

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

The Audit Committee operates under a written charter approved by the Board of Directors, which provides that its responsibilities include the oversight of the quality of our financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation, and oversight of our independent registered public accounting firm, PricewaterhouseCoopers LLP, including reviewing their independence; reviewing and approving the planned scope of our annual audit; reviewing and pre-approving any non-audit services that may be performed by PricewaterhouseCoopers LLP; the oversight of our internal audit function; reviewing with management and our independent registered public accounting firm the adequacy of internal financial controls; and reviewing our critical accounting policies and estimates and the application of accounting principles generally accepted in the United States of America.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. PricewaterhouseCoopers LLP is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s main responsibility is to monitor and oversee this process.

The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2017, with management. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee considered any fees paid to PricewaterhouseCoopers LLP for the provision of non-audit related services and does not believe that these fees compromise PricewaterhouseCoopers LLP’s independence in performing the audit.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

THE AUDIT COMMITTEE

Patricia L. Allen Michael J. Ross, Ph.D. Dennis L. Walsh

EXECUTIVE COMPENSATION

Overview

This section discusses the material elements of compensation for our named executive officers and the most important factors relevant to an analysis of these policies. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers named in the “Summary Compensation Table” below, or our named executive officers, and is intended to place in perspective the data presented in the following tables and the corresponding narrative. Our named executive officers are Michael D. Taylor, Ph.D., Christopher J. Morl, and Daniel L. Flynn, Ph.D.

Deciphera’s compensation programs are designed to:

•	attract, retain, motivate and reward a highly talented executive team within the context of responsible cost management;

•	align the interest and objectives of our executives with those of our stockholders by linking executive equity awards to stockholder value creation; and

•	establish a direct link between our individual/team performance and results and our executives’ compensation.

Our Compensation Committee is primarily responsible for developing and implementing our compensation policies and reviews and makes recommendations to the full Board of Directors on compensation for our executive officers. The Compensation Committee and our Board of Directors considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Our Compensation Committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions. Radford, an Aon/Hewitt company, is our current advisor.

Summary Compensation Table – 2017 and 2016 Fiscal Years

The following table presents information regarding the total compensation awarded to, earned by, and paid during the fiscal years ended December 31, 2017 and 2016 to our Chief Executive Officer and the two most highly-compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers at the end of the year ended December 31, 2017. These individuals are our named executive officers for 2017:

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Michael D. Taylor, Ph.D.	2017	430,400	998,654	220,000	8,100	(3)	1,657,154
President and Chief Executive Officer	2016	370,237	563,577	160,000	5,300		1,099,114
Christopher J. Morl (4)	2017	328,250	709,299	115,000	64,142	(5)	1,216,691
Chief Business Officer	2016	80,000	625,849	33,000	18,637	(5)	757,486
Daniel L. Flynn, Ph.D.	2017	343,750	611,441	124,000	8,100	(3)	1,087,291
Chief Scientific Officer

(1)

Amounts represent the aggregate grant-date fair value of option awards granted to our named executive officers in 2017 and 2016 computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements and discussions in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2017. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers.
(2)	Amounts represent each executive’s performance-based variable cash bonus, which was earned for the 2017 performance year and paid in February 2018, and which was earned for the 2016 performance year and paid in February 2017.
(3)	The amounts reported represent matching 401(k) plan contributions by us.
(4)	Mr. Morl joined us on October 1, 2016. His salary and non-equity incentive plan compensation were prorated to reflect his partial year of service.
(5)	Includes the Company’s reimbursement of Mr. Morl’s relocation expenses of $56,042 and $18,637 for the years ended December 31, 2017 and 2016, respectively, and $8,100 represents the matching 401(k) contributions by us during the year ended December 31, 2017.

Narrative to Summary Compensation Table

Base Salary

Base salaries are determined for each named executive officer by our Board of Directors, which gives consideration to each officer’s experience, expertise and performance, as well as market compensation levels for similar positions. Our Board of Directors reviews the base salaries of our executive officers, including our named executive officers, from time to time and makes adjustments as it determines to be reasonable and necessary to reflect the scope of the executive officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion) and market conditions, including base salary amounts relative to similarly situated executive officers at peer group companies. The table below reflects the base salaries in effect in 2017:

Name	2017 Base Salary ($)	2017 Base Salary, effective October 2, 2017 ($)
Michael D. Taylor, Ph.D.	405,000	470,000
Christopher Morl	320,000	335,000
Daniel Flynn, Ph.D.	340,000	355,000

Annual Performance-Based Incentive Opportunity

In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash incentives, which are designed to motivate our executives to achieve defined annual corporate goals and to reward our executives for their contributions towards achievement of these goals. The annual performance-based incentive each named executive officer is eligible to receive is generally based on the extent to which we achieve the corporate goals that our board of directors establishes at the beginning of each year. After the end of each year, our board of directors reviews our performance against each corporate goal and determines the extent to which we achieved each of our corporate goals.

Pursuant to the terms of their respective agreements governing their employment relationship with us (described below under “Employment Agreements with our Named Executive Officers.”), Dr. Taylor is eligible to receive a target bonus of up to 50% of his base salary, Mr. Morl is eligible to receive a target bonus of up to 35% of his base salary, and Dr. Flynn is eligible to receive a target bonus of up to 35% of his base salary. The bonus amounts vary from year to year based on corporate and individual performance.

Equity Incentive Compensation

In 2017, the Board of Directors made stock option grants to our named executive officers as specified in the “Outstanding Equity Awards at Fiscal Year-End Table—2017” below. Stock options, which have exercise prices equal to at least fair market value of our common stock on the date of grant, reward executive officers only if the stock price increases from the date of grant.

401(k) Plan

We participate in a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We provide matching contributions up to 50% of actual dollars contributed, not to exceed a maximum of 6% of gross wages. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions, but any contributions we make vest equally over the first five years of service. After five years of service, contributions we make vest 100%. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not taxable to the employees until withdrawn or distributed from the 401(k) plan.

Health and Welfare Plan

Our named executive officers are also eligible to participate in the same broad-based employee benefits programs available to all of our employees, including health insurance, life and disability insurance, and dental insurance. The Company does not provide special benefits to its executives and officers.

Employment Agreements with Our Named Executive Officers

Deciphera Pharmaceuticals, LLC entered into new employment agreements with each of Dr. Taylor, Mr. Morl and Dr. Flynn, effective as of the completion of our initial public offering, pursuant to which they continue to serve as the President and Chief Executive Officer, Chief Business Officer and Chief Scientific Officer, respectively, of Deciphera Pharmaceuticals LLC. The terms of the employment agreements are substantially similar to each other and provide for at-will employment. The agreements also set forth initial base salaries of $470,000, $335,000 and $355,000 for Dr. Taylor, Mr. Morl and Dr. Flynn, respectively, annual target bonuses of 50%, 35% and 35% of base salaries for Dr. Taylor, Mr. Morl and Dr. Flynn, respectively, and eligibility to participate in benefit plans generally.

Involuntary Termination of Employment

Pursuant to the new employment agreements, in the event the applicable executive is terminated by us without “cause” (as defined in the agreement) or he resigns for “good reason” (as defined in the agreement), subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, the executive will be entitled to (i) a cash severance equal to 12 months base salary and (ii) up to 12 monthly cash payments equal to the monthly contribution for health insurance for such executive.

Involuntary Termination of Employment in Connection with a Change in Control

In the event an executive is terminated by us without cause or he resigns for good reason, each within 12 months following a change in control (as defined in the agreement), subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, the executive will not be entitled to the severance benefits described above, but will instead be entitled to the following: (i) a lump sum cash severance equal to 150%, in the case of Dr. Taylor, and 100%, in the case of Mr. Morl and Dr. Flynn, of the sum of such executive’s base salary and target annual incentive compensation, (ii) up to 18 monthly cash payments, in the case of Dr. Taylor, and 12 monthly cash payments, in the case of Mr. Morl and Dr. Flynn, equal to the monthly contribution for health insurance for such executive, and (iii) for all outstanding and unvested equity awards of the company subject to time-based vesting held by the executives, full accelerated vesting of such awards.

The payments and benefits provided under the new employment agreements in connection with a change in control may not be eligible for federal income tax deduction for the company pursuant to Section 280G of the Internal Revenue Code. These payments and benefits may also be subject to an excise tax under Section 4999 of the Internal Revenue Code. If the payments or benefits payable to each executive in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.

Pursuant to the employment agreements, each of Dr. Taylor, Mr. Morl and Dr. Flynn will be subject to standard confidentiality and nondisclosure, assignment of intellectual property work product and post-termination noncompetition and non-solicitation of employees, consultants and customers covenants.

Outstanding Equity Awards at Fiscal Year-End Table—2017

The following table summarizes, for each of the named executive officers, the number of shares of common stock underlying outstanding stock options and number of shares of restricted stock awards held as of December 31, 2017.

		Option Awards (1)
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Michael D. Taylor, Ph.D.	3/1/2014	519,031		34,601	(2)	1.89	12/17/2025
	9/30/2015	69,208		53,826	(3)	1.89	12/17/2025
	7/1/2016	77,040		140,485	(3)	3.95	9/26/2026
	5/26/2017	36,113		211,520	(3)	6.13	6/3/2027
Christopher J. Morl	10/3/2016	60,138		180,410	(2)	3.95	10/20/2026
	5/26/2017	2,959		17,324	(3)	6.13	6/3/2027
	9/27/2017	2,649		39,726	(3)	17.00	9/26/2027
Daniel Flynn, Ph.D.	12/18/2015	625,607	(4)	—		1.89	12/17/2025
	9/30/2015	78,205		60,824	(3)	1.89	12/17/2025
	7/1/2016	14,008		25,542	(3)	3.95	9/26/2026
	5/26/2017	22,111		129,506	(3)	6.13	6/3/2027

(1)	Each option with a vesting commencement date prior to September 27, 2017 was granted pursuant to our 2015 Equity Incentive Plan. Each option granted with a vesting commencement date on or after September 27, 2017 was granted pursuant to our 2017 Stock Option and Incentive Plan. In the event of a change in control, 100% of the then-unvested options would become immediately vested and exercisable if the executive officer’s employment with the Company or acquiring/succeeding entity is terminated without cause or for good reason.
(2)	These stock options vest quarterly over a period of four years with 6.25% of the shares underlying the grant vesting at the end of each successive three-month period following the vesting commencement date until the option is fully vested on the fourth anniversary of the vesting commencement date, subject to the continued employment of the executive officer.

(3)	These stock options vest monthly over a period of four years with 2.08% of the shares underlying the grant vesting at the end of each successive month following the vesting commencement date until the option is fully vested on the fourth anniversary of the vesting commencement date, subject to the continued employment of the executive officer.
(4)	These stock options were fully vested upon the grant date and represented a replacement grant of unit option grants issued under the Deciphera Pharmaceuticals LLC 2012 Unit Option Plan, which were cancelled upon the adoption of the 2015 Equity Incentive Plan.

Compensation Risk Assessment

We believe that the performance-based portion of the compensation provided to our executive officers and other employees does not encourage risk-taking that would be inconsistent with the interests of our stockholders. We believe that our compensation programs are designed to encourage our executive officers and other employees to be focused on both short-term and long-term strategic goals, consistent with our pay-for-performance compensation philosophy.

Rule 10b5-1 Sales Plans

Our policy governing transactions in our securities by directors, officers, and employees permits our officers, directors, and certain other persons to enter into trading plans complying with Rule 10b5-1 under the Exchange Act. Generally, under these trading plans, the individual relinquishes control over the transactions once the trading plan is put into place. Accordingly, sales under these plans may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving our company.

Compensation Committee Report

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

The Compensation Committee reviewed and discussed the disclosure included in the Executive Compensation section of this Proxy Statement with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the disclosure included in the Executive Compensation section be included in this Proxy Statement for the year ended December 31, 2017, for filing with the SEC.

THE COMPENSATION COMMITTEE

James A. Bristol, Ph.D. Liam Ratcliffe, M.D., Ph.D. Dennis L. Walsh

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2017. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other non-employee members of our Board of Directors in 2017. We reimburse non-employee directors for reasonable travel expenses. Michael D. Taylor, our President and Chief Executive Officer, receives no compensation for his service as a director, and, consequently, is not included in this table. The compensation received by Michael D. Taylor as an employee during 2017 is presented in the “Summary Compensation Table—2017 and 2016 Fiscal Years.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
James A. Bristol, Ph.D. (2)	79,688	272,190	—	351,878
Patricia L. Allen (3)	61,250	28,960	—	90,210
Edward J. Benz, Jr. (4) M.D.	51,875	28,960	—	80,835
John R. Martin (5)	13,438	722,452	—	735,890
Liam Ratcliffe, M.D., Ph.D. (6)	13,750	729,763	—	743,513
Michael J. Ross, Ph.D. (7)	14,375	732,290	—	746,665
Dennis L. Walsh (8)	15,625	722,452	—	738,077

(1)	Amounts represent the aggregate grant-date fair value of option awards granted to our directors in 2017 computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements and discussions in “Management’s Discussion and Analysis of Financial Condition and Result of Operations.” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 as filed with the SEC. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the directors.
(2)	As of December 31, 2017, Dr. Bristol held unexercised options to purchase 287,510 shares.
(3)	As of December 31, 2017, Ms. Allen held unexercised options to purchase 42,414 shares.
(4)	As of December 31, 2017, Dr. Benz held unexercised options to purchase 42,414 shares.
(5)	As of December 31, 2017, Mr. Martin held unexercised options to purchase 52,000 shares.
(6)	As of December 31, 2017, Mr. Ratcliffe held unexercised options to purchase 52,000 shares.
(7)	As of December 31, 2017, Mr. Ross held unexercised options to purchase 52,000 shares.
(8)	As of December 31, 2017, Mr. Walsh held unexercised options to purchase 52,000 shares.

In September 2017, our Board of Directors adopted a non-employee director compensation policy that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber nonemployee directors. Under the policy, all non-employee directors will be paid cash compensation as set forth below:

Annual Retainer
Board of Directors:
All nonemployee members	$50,000
Additional retainer for chair	$30,000
Audit Committee:
Chairperson	$15,000
Non-Chairperson members	$7,500
Compensation Committee:
Chairperson	$10,000
Non-Chairperson members	$5,000
Nominating and Corporate Governance Committee:
Chairperson	$7,500
Non-Chairperson members	$3,750

In addition to the cash retainers set forth above, each non-employee director will be granted an initial equity retainer and an annual equity retainer in such amounts and on such terms as authorized by our Board of Directors.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and Annual Report on Form 10-K for the year ended December 31, 2017, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451, Attention: Secretary or call us at (781) 209-6400. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

TRANSACTION OF OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

DECIPHERA PHARMACEUTICALS, INC.

500 TOTTEN POND ROAD, 6TH FLOOR

WALTHAM, MA 02451

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E42594-P04255 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DECIPHERA PHARMACEUTICALS, INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:		For	Withhold

	1a.	James A. Bristol, PhD	☐	☐

	1b.	Michael J. Ross, PhD	☐	☐

	1c.	Michael D. Taylor, PhD	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐

     NOTE: Such other business as may properly come before the meeting and at any adjournments or postponements thereof.

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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E42595-P04255

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF DECIPHERA PHARMACEUTICALS, INC.

The undersigned hereby appoints Michael D. Taylor, PhD and Thomas P. Kelly, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Deciphera Pharmaceuticals, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareowners of the Company to be held May 16, 2018 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed on the other side)